Exhibit 99.1

Towerstream Corporation Announces $2,280,000 Registered Direct Offering Financing to Support Continued Growth in Company’s On-Net Business

Middletown, Rhode Island, June 20, 2016 – Towerstream Corporation (NASDAQ:TWER), a leading Fixed-Wireless Fiber Alternative company, announced today it has entered into agreements with accredited investors to purchase $2,280,000 of the Company’s common stock in a registered direct offering. No underwriter or placement agent was used in the offering.

The Company agreed to sell a total of 15,000,000 shares of common stock at a purchase price of $0.152 per share. The closing of the offering is expected to take place on or about June 20, 2016, subject to the satisfaction of customary closing conditions. All of the shares of common stock were offered pursuant to an effective shelf registration statement. In addition, each purchaser will receive one 5 year warrant exercisable at $0.25 per share for each share of common stock purchased.

A shelf registration statement relating to the shares of common stock issuable in the offering has been filed with, and declared effective by, the Securities and Exchange Commission (the "SEC"). A prospectus supplement relating to the offering will be filed with the SEC. Copies of the prospectus supplement and accompanying prospectus, when available, may be obtained at the SEC's website at http://www.sec.gov. This press release shall not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Towerstream Corporation

Towerstream Corporation (NASDAQ:TWER) is a leading Fixed-Wireless Fiber Alternative company delivering high-speed Internet access to businesses. The Company offers broadband services in 12 urban markets including New York City, Boston, Los Angeles, Chicago, Philadelphia, the San Francisco Bay area, Miami, Seattle, Dallas-Fort Worth, Houston, Las Vegas-Reno, and the greater Providence area.

Safe Harbor

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as "expects", "anticipates", "intends", "estimates", "plans", "potential", "possible", "probable", "believes", "seeks", "may", "will", "should", "could" or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Towerstream's business. More detailed information about Towerstream and the risk factors that may affect the realization of forward-looking statements is set forth in Towerstream's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, Towerstream's Quarterly Reports on Form 10-Q and other filings submitted by Towerstream to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Towerstream undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

INVESTOR CONTACT:

Terry McGovern

Vision Advisors

415-902-3001

mcgovern@visionadvisors.net